EXHIBIT 99.1

Profound Medical Announces First Quarter 2025 Financial Results

TORONTO, May 08, 2025 (GLOBE NEWSWIRE) -- Profound Medical Corp. (NASDAQ:PROF; TSX:PRN) (“Profound” or the “Company”), a commercial-stage medical device company that develops and markets customizable, AI-powered, incision-free therapies for the ablation of diseased tissue, today reported unaudited financial results for the first quarter ended March 31, 2025. Unless specified otherwise, all amounts in this press release are expressed in U.S. dollars and are presented in accordance with U.S. generally accepted accounting principles (U.S. GAAP).

Business Highlights

  Q1-2025 revenue growth of 82% over Q1-2024.
  Profound continued to see a wide variety of prostate disease patients treated by its TULSA-PRO® customers in the first quarter of 2024:
    82% were treated for prostate cancer only, 10% were hybrid patients suffering from both prostate cancer and benign prostatic hyperplasia (“BPH”), and 8% were salvage;
    For cancer grade, 11% were GG1, 64% were GG2, 17% were GG3, and 8% were GG4 & GG5;
    In terms of ablation, 33% were whole gland; 31% were sub-total but more than half the gland; 18% were hemi-ablations, and 18% were focal therapy; and
    For prostate size, 6% were < 20cc; 38% were 20 – 40cc; 39% were 40-60cc; 13% were 60-100cc; and 4% were over 100cc.
  On April 15, 2025, Profound hosted an investor event during the American Urological Association’s (“AUA”) Annual Meeting (“AUA 2025”). The program featured presentations from members of Profound’s management team as well as by leading physicians on: (1) TULSA-PRO® and its unrivalled flexibility to treat a wide variety of prostate disease patients; (2) surgeon experience with TULSA-PRO®, including workflow optimization and clinical outcome data (presented by Ram A. Pathak, M.D., Associate Professor in the Department of Urology at Mayo Clinic Florida); (3) positive initial perioperative results from the Level 1 CAPTAIN randomized post-market study comparing the TULSA procedure to robotic radical prostatectomy in men with localized prostate cancer; (4) the upcoming TULSA-AI® module for benign prostatic hyperplasia (“BPH”), ‘TULSA-AI Volume Reduction’, including a live demonstration of the technology; (5) TULSA for the alleviation of lower urinary tract/BPH symptoms (presented by Naveen Kella, M.D., Founder of The Urology Place and an Adjunct Assistant Professor for the UT Health Science Center San Antonio); (6) the TULSA+ program business model, benefits, targets and commercial plans; and (7), the evolution of prostate surgery and the TULSA procedure’s potential to become a standard-of-care (presented by Y. Mark Hong, M.D., F.A.C.S., Integrative Urology, Pheonix, AZ).
  Also at AUA 2025, Xiaosong Meng, M.D., Ph.D., an Assistant Professor in the Department of Urology at UT Southwestern Medical Center, presented initial perioperative data from the CAPTAIN randomized trial which demonstrated that MRI-guided TULSA provided statistically significant improvement of post-operative experience vs. robotic radical prostatectomy (“RP”). TULSA had no blood loss and no overnight stay, along with reduced post-procedure pain, and more rapid recovery to baseline activities and overall health.

“Revenue growth trajectory in the first quarter compared to last year was in-line with our internal expectations, gross margin continued to be strong, and AUA 2025 was a very successful meeting for us across the board – at our booth, the clinical presentation podium and our investor event,” said Arun Menawat, Profound’s CEO and Chairman. “TULSA's precision, flexibility, and resulting total available market in prostate disease is unmatched by any competing technology. And TULSA's economic proposition is now clear as well. Our Urology APC Level 7 codes, which came into effect at the beginning of 2025, are not only paid at a higher level than our peers who are all at Urology APC Level 6, but the TULSA codes are also applicable in an unrivaled range of treatment settings, including hospitals and ASCs, imaging centers, and office settings such as large urology practices. We believe that unique positioning will provide a significant tailwind behind the roll-outs of our TULSA-AI module for BPH and our new TULSA+ total interventional-MRI solution offering, both planned for the second half of this year.”

Summary First Quarter 2025 Results

For the quarter ended March 31, 2025, Profound recorded revenue of approximately $2.6 million, with $1.8 million from recurring - non-capital revenue, which consists of the sale of TULSA-PRO® consumables, lease of capital equipment and services associated with extended warranties, and $820,000 from one-time sale of capital equipment. First quarter 2025 revenue increased 82% from $1.4 million in the same three-month period a year ago.

Gross margin for the first quarter of 2025 was 71%, compared to 60% in the prior year period and 71% in the fourth quarter of 2024. Gross margin expansion in the 2025 first quarter was primarily due to manufacturing operating at higher efficiency rates based on improvements that have been implemented and the growth in the number of capital systems sold.

Total operating expenses in the first quarter of 2025 were approximately $13.0 million, compared with $8.7 million in the prior year period. The increase in operating expenses was primarily due to expenses to expand the commercial organization with increased headcount, increased variable compensation expense, accelerated research and development investments, increased travel for conferences, and costs associated with hosting the Company’s educational event, Pro-Talk Live! in February 2025.

First quarter 2025 net loss was approximately $10.7 million, or $0.36 per common share, compared to approximately $6.6 million, or $0.27 per common share, in the three months ended March 31, 2024.

Liquidity and Outstanding Share Capital

As at March 31, 2025,Profound had cash of approximately $46.4 million.

As at May 8, 2025, Profound had 30,053,142 common shares issued and outstanding.

For complete financial results, please see Profound’s filings, which will be made available under Profound’s profile at www.sedarplus.com, www.sec.gov and on Profound’s website at www.profoundmedical.com under “Financial” in the Investors section. A hard copy of Profound’s annual report can also be requested free of charge at the bottom of the Investors section of its website.

Conference Call Details

Profound Medical is pleased to invite all interested parties to participate in a conference call today at 4:30 pm ET during which time the results will be discussed.

To participate in the conference call by telephone, please pre-register via this link to receive the dial-in number and your unique PIN.

The call will also be broadcast live and archived on Profound's website at www.profoundmedical.com under “Webcasts” in the Investors section.

About Profound Medical Corp.

Profound is a commercial-stage medical device company that develops and markets customizable, incision-free therapies for the ablation of diseased tissue.

Profound is commercializing TULSA-PRO®, a technology that combines real-time MRI, AI-enhanced planning, robotically-driven transurethral ultrasound and closed-loop temperature feedback control. The TULSA procedure, performed using the TULSA-PRO® system, has the potential of becoming a mainstream treatment modality across the entire prostate disease spectrum; ranging from low-, intermediate-, or high-risk prostate cancer; to hybrid patients suffering from both prostate cancer and benign prostatic hyperplasia (“BPH”); to men with BPH only; and also, to patients requiring salvage therapy for radio-recurrent localized prostate cancer. TULSA employs real-time MR guidance for precision to preserve patients’ urinary continence and sexual function, while killing the targeted prostate tissue via precise sound absorption technology that gently heats it to 55-57°C. TULSA is an incision- and radiation-free “one-and-done” procedure performed in a single session that takes a few hours. Virtually all prostate shapes and sizes can be safely, effectively, and efficiently treated with TULSA. There is no bleeding associated with the procedure; no hospital stay is required; and most TULSA patients report quick recovery to their normal routine. TULSA-PRO® is CE marked, Health Canada approved, and 510(k) cleared by the U.S. Food and Drug Administration (“FDA”).

Profound is also commercializing Sonalleve®, an innovative therapeutic platform that is CE marked for the treatment of uterine fibroids and palliative pain treatment of bone metastases. Sonalleve® has also been approved by the China National Medical Products Administration for the non-invasive treatment of uterine fibroids and has FDA approval under a Humanitarian Device Exemption for the treatment of osteoid osteoma. Profound is in the early stages of exploring additional potential treatment markets for Sonalleve® where the technology has been shown to have clinical application, such as non-invasive ablation of abdominal cancers and hyperthermia for cancer therapy.

Forward-Looking Statements

This release includes forward-looking statements regarding Profound and its business which may include, but is not limited to, any express or implied statements or guidance regarding current or future financial performance; the expectations regarding the efficacy of Profound’s technology in the treatment of prostate cancer, BPH, uterine fibroids, palliative pain treatment and osteoid osteoma; and the success of Profound’s U.S. commercialization strategy and activities for TULSA-PRO®. Often, but not always, forward-looking statements can be identified by the use of words such as “plans”, “is expected”, “expects”, “scheduled”, “intends”, “contemplates”, “anticipates”, “believes”, “proposes” or variations (including negative variations) of such words and phrases, or state that certain actions, events or results “may”, “could”, “would”, “might” or "will” be taken, occur or be achieved. Such statements are based on the current expectations of the management of Profound. The forward-looking events and circumstances discussed in this release, may not occur by certain specified dates or at all and could differ materially as a result of known and unknown risk factors and uncertainties affecting Profound, including risks regarding the medical device industry, regulatory approvals, reimbursement, economic factors, the equity markets generally and risks associated with growth and competition, statements and projections regarding financial guidance and goals and the attainment of such goals may differ from actual results based on market factors and Profound’s ability to execute its operational and budget plans; and actual financial results may not be consistent with expectations, including that revenue, operating expenses and cash usage may not be within management's expected ranges. Although Profound has attempted to identify important factors that could cause actual actions, events or results to differ materially from those described in forward-looking statements, there may be other factors that cause actions, events or results to differ from those anticipated, estimated or intended. No forward-looking statement can be guaranteed. Other factors and risks that may cause actual results to differ materially from those set out in the forward-looking statements are described in Profound's Annual Report on Form 10-K and other filings made with U.S. and Canadian securities regulators, available at www.sedarplus.ca and www.sec.gov. Except as required by applicable securities laws, forward-looking statements speak only as of the date on which they are made and Profound undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events, or otherwise, other than as required by law.

For further information, please contact:

Stephen Kilmer
Investor Relations
skilmer@profoundmedical.com
T: 647.872.4849

Profound Medical Corp. CONDENSED CONSOLIDATED BALANCE SHEETS (USD in thousands, except per share data) (unaudited)

	March 31, 2025 $	December 31, 2024 $

Assets

Current assets:
Cash	46,433	54,912
Trade and other receivables, net	5,966	7,045
Inventory	6,795	5,801
Prepaid expenses and deposits	718	1,307
Total current assets	59,912	69,065

Property and equipment, net	309	425
Intangible assets, net	214	261
Right-of-use assets, net	342	396
Deferred tax assets, net	87	87
Total assets	60,864	70,234

Liabilities

Current liabilities:
Accounts payable	1,048	1,317
Accrued expenses and other current liabilities	3,350	2,835
Deferred revenue	636	419
Long-term debt	-	1,737
Lease liabilities	261	257
Total current liabilities	5,295	6,565

Deferred revenue	85	49
Long-term debt	4,486	2,924
Lease liabilities	136	203
Other non-current liabilities	72	71
Total liabilities	10,074	9,812

Shareholders’ equity

Common shares, no par value, unlimited shares authorized, 30,053,142 and 30,039,809 issued and outstanding at March 31, 2025 and December 31, 2024, respectively	281,641	281,552
Additional paid-in capital	22,198	21,298
Accumulated other comprehensive income	2,845	2,742
Accumulated deficit	(255,894)	(245,170)
Total shareholders’ equity	50,790	60,422

Total liabilities and shareholders’ equity	60,864	70,234

Profound Medical Corp. CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHESIVE LOSS (USD in thousands, except per share data) (unaudited)

	Three Months Ended March 31,
	2025 $	2024 $

Revenue
Recurring - non-capital	1,801	1,439
Capital equipment	820	-
	2,621	1,439
Cost of sales	768	573
Gross profit	1,853	866

Operating expenses
Research and development	4,808	3,945
Selling, general and administrative	8,211	4,798
Total operating expenses	13,019	8,743

Operating loss	11,166	7,877

Other (income) expenses
Net finance (income) expense	(445)	(462)
Net foreign exchange (gain) loss	(38)	(870)
Total other (income) expenses	(483)	(1,332)

Net loss before income taxes	10,683	6,545

Income tax (recovery) expense	41	40
Total income tax (recovery) expense	41	40

Net loss attributed to shareholders for the period	10,724	6,585

Other comprehensive (income) loss
Item that may be reclassified to (income) loss
Foreign currency translation adjustment	(103)	969

Net loss and other comprehensive loss for the period	10,621	7,554

Loss per share
Basic and diluted net loss per common share	0.36	0.27
Basic and diluted weighted average common shares outstanding	30,041,735	24,295,749

Profound Medical Corp. CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (USD in thousands, except per share data) (unaudited)

	Three Months Ended March 31,
	2025 $	2024 $

Cash flows from operating activities
Net loss for the period	(10,724)	(6,585)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation of property and equipment	116	199
Amortization of intangible assets	47	51
Non-cash lease expense adjustment	(9)	(11)
Share-based compensation	989	767
Interest and accretion expense	48	169
Change in amortized cost of trade and other receivables	-	(68)
Changes in operating assets and liabilities:
Trade and other receivables	1,090	1,325
Inventory	(984)	(180)
Prepaid expenses and deposits	592	467
Accounts payable, accrued expenses and other liabilities	300	(570)
Deferred revenue	252	(107)
Income taxes payable	-	14
Net cash used in operating activities	(8,283)	(4,529)

Cash flows from financing activities
Repayments of long-term debt	(290)	(623)
Issuance of commons shares	-	22,938
Payments of financing costs	-	(1,859)
Net cash provided by (used in) financing activities	(290)	20,456

Net increase (decrease) in cash and cash equivalents	(8,573)	15,927
Effect of exchange rate changes on cash	94	(960)
Cash, beginning of period	54,912	26,213
Cash, end of period	46,433	41,180